Exhibit 28(d)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

(ADVANTUS INTERNATIONAL BOND FUND)

THIS AGREEMENT, made as of the 1st day of May, 2012, by and between Advantus Capital Management, Inc., a Minnesota corporation, registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Adviser”) and Franklin Advisers, Inc., a California corporation registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Sub-Adviser”).

WHEREAS, the Adviser is the Investment Adviser to Securian Funds Trust, (the “Trust”), each of whose series or funds operates as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish it with portfolio selection and related research and statistical services in connection with the Adviser’s investment advisory activities on behalf of the Trust’s Advantus International Bond Fund (hereinafter the “Fund”), and the Sub-Adviser desires to furnish such services to the Adviser; and

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

1. APPOINTMENT OF SUB-ADVISER

In accordance with and subject to the Investment Advisory Agreement between the Trust and the Adviser, the Adviser hereby appoints the Sub-Adviser to perform portfolio selection services described herein for the investment and reinvestment of the Fund, subject to the control and direction of the Trust’s Board of Trustees, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation described herein. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized herein, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser.

2. OBLIGATIONS OF AND SERVICES TO BE PROVIDED BY SUB-ADVISER

(a)	The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Fund:

(1)	Investment Plan

In carrying out its obligations to manage the investments and reinvestments of the assets of the Fund, the Sub-Adviser shall:

(i)	obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Fund or are under consideration for inclusion therein;

Investment Sub-Advisory Agreement, Advantus International Bond Fund

(ii)	formulate and implement a continuous investment program for the Fund consistent with the investment objective and related investment policies for such Fund as set forth in the Trust’s registration statement, as amended;

(iii)	take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities and other instruments, including financial futures contracts and currency forward transactions, including the placing, or directing the placement through an affiliate of the Sub-Adviser, of orders for such purchases and sales;

(iv)	purchase, sell, exchange or convert foreign currency in the spot or forward markets in connection with portfolio trades as agent, at the market rate, as determined by the Sub-Adviser in its sole discretion. Conversion of currencies into and out of the base currency of the Fund in restricted markets and, unless agreed otherwise by the Sub-Adviser, generally income repatriation transactions will be the responsibility of the Fund’s custodian, not of the Sub-adviser. To the extent that the Fund’s custodian performs such transactions, the Sub-Adviser shall not have the ability to control such transactions and will be limited in its ability to assess the quality of such transactions. In addition, whether a market is considered to be restricted will depend on a number of factors, including, but not limited to, country specific statutory documentation requirements, country specific structural risks and convertibility issues. Accordingly, the Sub-Adviser shall be entitled to consult with third parties, including, but not limited to, broker-dealers and custodians, and rely upon such information in making a good faith determination on whether a market is considered restricted.

(2)	Investment Objectives, Policies, Practices and Restrictions

(i)	The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Agreement and Declaration of Trust, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information of the Trust and shall conform to the investment objectives, policies and restrictions of the Fund as set forth in such documents and as interpreted from time to time by the Board of Trustees of the Trust and by the Adviser, including diversification of the holdings of the Fund as a segregated asset account in accordance with Section 817 of the Internal Revenue Code, as amended (the “Code”), and Regulation Section 1.817-5 thereunder, provided that Adviser shall be responsible for ensuring that the Trust as a whole is “adequately diversified” if and to the extent required by Section 817(h) of the Code and Regulation 1.817-5 thereunder.

(ii)	Within the framework of the investment objectives, policies and restrictions of the Fund, and subject to the supervision of the Adviser, the Sub-Adviser shall formulate and implement an overall continuing program for managing the investment of the assets of the Fund, and shall amend and update such program from time to time as financial and other economic conditions warrant.

Investment Sub-Advisory Agreement, Advantus International Bond Fund

(iii)	Adviser agrees to promptly inform the Sub-Adviser, in writing, of any changes in such documents or interpretations which may affect the Sub-Adviser’s services hereunder, it being understood that such changes will be effective with respect to the Sub-Adviser upon the Sub-Adviser’s receipt of such notice, provided, however, that Sub-Adviser shall have a reasonable period to effect any necessary portfolio changes to bring the assets into compliance with such changes or interpretations.

(3)	Cash Management and Short-Term Investment Funds

(i)	The Adviser shall arrange with the custodian of the Fund (“Custodian”) to have at least one Short-Term Investment Fund (“STIF”) available to be used as a sweep vehicle for the short-term investment of cash for the Fund. The Sub-Adviser agrees to use this STIF for the short-term investment of cash, subject to the limitations on investments in shares of other investment companies set forth in the 1940 Act.

(ii)	In addition, the Sub-Adviser agrees that the management of cash is the Sub-Adviser’s responsibility, and agrees that cash will be managed in full compliance with any applicable restrictions, including the limitations on investments in shares of other investment companies set forth in the 1940 Act.

(4)	Electronic Delivery of Daily Trade File and Daily Holdings

(i)	In connection with the purchase and sale of securities of the Fund, the Sub-Adviser shall deliver to the Adviser by no later than 4 p.m. Central Time on trading day, a trade file with respect to securities and other instruments, including financial futures contracts and currency exchange transactions, purchased or sold on such trading day, if any, using a secure electronic system established by Adviser, and confirmations, if customarily provided by counterparties, relating to each transaction executed for the Fund.

(ii)	Using a secure electronic system established by Adviser, Sub-Adviser will deliver to Adviser by no later than noon Central Time on trade date plus one, a complete list of investments held by the Fund on a daily basis. Sub-Adviser agrees to reconcile these holdings with the Custodian on a monthly basis.

(iii)	Revisions to or cancellations of trades must be provided by Sub-Adviser to Adviser using a secure electronic system established by Adviser by no later than 2:00 p.m. Central Time on trade date plus one. If a revision or cancellation is made after this deadline, Sub-Adviser will promptly notify Adviser using a secure electronic system established by Adviser.

Investment Sub-Advisory Agreement, Advantus International Bond Fund

(5)	Investment in New Securities

(i)	Sub-Adviser further agrees to provide ongoing security related information as is necessary (including, but not limited to payment discrepancies).

(6)	Trade Affirmation and Settlement

(i)	The Sub-Adviser shall affirm and direct the Custodian to settle each trade made by the Sub-Adviser on behalf of the Fund and shall advise brokers to list Adviser as an Interested Party on all Depository Trust Company (“DTC”) confirms, supplying Adviser’s DTC number as 71567. Sub-Adviser agrees that all trades will be affirmed by the Sub-Adviser by no later than 11:00 a.m. Central Time on trade date plus one.

(ii)	With respect to portfolio securities to be purchased or sold through DTC, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Custodian of the Fund. For non-DTC eligible trades, Sub-Adviser will provide hard copy confirmation, if customarily provided, via facsimile or e-mail to Adviser by no later than 11:00 a.m. Central Time on trade date plus one.

(iii)	Sub-Adviser will work directly with Custodian and/or any applicable broker to resolve any trade-related issues (including, but not limited to re-registration of physical certificates, denominational breakdowns, exchanges, etc.).

(iv)	Sub-Adviser agrees to monitor any failing trades and to use its best efforts to work proactively to resolve these issues, and seek reimbursement from third parties as appropriate. Sub-Adviser agrees to reimburse the Fund for any compensating interest due because of failing trades if due to the fault of Sub-Adviser or if Sub-Adviser fails to use its best efforts to seek reimbursement from third parties.

(7)	Corporate Actions

(i)	Sub-Adviser will work with appropriate parties to facilitate voluntary corporate action processing; provided, however, Adviser acknowledges that Sub-Adviser may not exercise a corporate action due to various factors, including, but not limited to, the Fund’s ineligibility to participate in such corporate action, Sub-Adviser’s inability to provide documentation within the period of time required for participation, or if Sub-Adviser otherwise determines that participation is not in the best interests of the Fund.

(ii)	Sub-Adviser will provide appropriate details related to all corporate actions, including any accounting data needed.

Investment Sub-Advisory Agreement, Advantus International Bond Fund

(8)	Proxy Voting

Adviser is responsible for voting all proxies on behalf of the securities held by the Fund in accordance with proxy voting policies and procedures adopted by the Trust. Sub-Adviser shall consult with Adviser as requested by Adviser on proxy voting matters.

(9)	Securities Lending

The Adviser may have entered into, prior to the existence of this agreement, or may, at some point during the existence of this Agreement enter into a securities lending agreement with the Custodian or another party to have the securities of the Fund placed on loan for a fee. If the Adviser does enter into such agreement, the Adviser will notify the Sub-Adviser of such agreement. The Adviser agrees not to enter into such agreement without the counterparty agreeing to contractual settlement, thereby guaranteeing the return of any securities on loan when requested by the Custodian in connection with settlements of transactions initiated by Sub-Adviser. If requested by Sub-Adviser, and as permitted by the relevant securities lending agreements, Adviser will instruct a buy-in against a borrower which has failed to redeliver securities to the Fund.

(10)	Directed Brokerage

Sub-Adviser understands that Adviser may, on occasion, enter into agreements for directed brokerage with certain brokers. Sub-Adviser agrees to follow Adviser’s direction regarding directed brokerage.

(11)	Broker Selection

Except as provided in paragraph 10 above, in placing orders or directing the placement of orders for the execution of portfolio transactions, the Sub-Adviser shall select brokers and dealers for the execution of the Fund’s transactions. In selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser’s investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or the Sub-Adviser’s overall responsibilities to the Sub-Adviser’s discretionary accounts.

Investment Sub-Advisory Agreement, Advantus International Bond Fund

(12)	Availability and Retention of Records

The Sub-Adviser shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with its investment policies, as set forth in the Fund’s investment objectives, policies and restrictions. In connection with the placement of orders for the execution of the Fund’s portfolio transactions, the Sub-Adviser shall create and maintain all necessary records required to be created and maintained by an investment adviser under all applicable law, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act. All records pertaining to the Sub-Adviser’s management of the Fund shall be the property of the Trust and shall be available for inspection and use, upon reasonable notice and during normal business hours, by the Securities and Exchange Commission, state regulators, Adviser, or any person retained by the Trust. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.

(13)	Investment Activity and Portfolio Composition Reporting

The Sub-Adviser shall render such reports to the Adviser and/or to the Trust’s Board of Trustees concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may from time to time reasonably request.

The Sub-Adviser shall use the same skill and care in providing services to the Fund as it uses in providing services to other fiduciary accounts for which it has investment responsibility.

(14)	Aggregation of Trades and Trade Allocations

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Sub-Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Sub-Adviser also may purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers. In no instance, however, will the Fund’s assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

Investment Sub-Advisory Agreement, Advantus International Bond Fund

3. EXPENSES

During the term of this Agreement, the Sub-Adviser will pay all of its own expenses incurred in connection with its activities under this Agreement. All brokerage and custodial expenses relating to the operation of the Fund shall be borne by the Fund.

4. COMPENSATION

In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund hereunder, the Adviser shall pay to the Sub-Adviser a fee, determined as described on Exhibit A, attached hereto and made a part hereof.

5. RENEWAL, AMENDMENT AND TERMINATION

This Agreement shall not become effective unless and until it is approved by the Board of Trustees of the Trust, including a majority of the members who are not “interested persons” to parties to this Agreement, by a vote cast in person at a meeting called for the purpose of voting such approval.

This Agreement shall continue in effect for a period more than two years from the date of this Agreement, only so long as such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of the Fund, or by a vote of the majority of the Trust’s Board of Trustees. And further provided that such continuance is also approved annually by a vote of the majority of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of parties hereto, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of penalty: (i) by the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the class of capital stock of the Fund on sixty (60) days’ prior written notice, or (ii) by either party hereto upon sixty (60) days’ prior written notice to the other. This Agreement will terminate automatically upon any termination of the Investment Advisory Agreement between the Trust and the Adviser or in the event of its assignment. The terms “interested person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act. This Agreement may only be amended by mutual written agreement, signed by both parties.

6. LIABILITY

The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund’s assets, or from acts or omissions of the Adviser, custodians, securities depositories or other third parties, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the

Investment Sub-Advisory Agreement, Advantus International Bond Fund

performance of its duties hereunder, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties hereunder. Notwithstanding the foregoing, if there is a higher standard of care imposed by applicable law, such standard will apply under this Agreement.

7. NO GUARANTEE AS TO INVESTMENT PERFORMANCE

The Adviser and the Trust’s Board of Trustees understand that the value of investments made for the Fund may go up as well as down and is not guaranteed, and that investment decisions will not always be profitable. Neither the Adviser nor the Sub-Adviser has made or is making any guarantees, including any guarantee as to any specific level of performance of the Fund. The Adviser and the Trust’s Board of Trustees acknowledge that this Fund is designed for the described investment objective and is not intended as a complete investment program. They also understand that investment decisions made on behalf of the Fund by Sub-Adviser are subject to various market and business risks.

8. OTHER CLIENTS OF SUB-ADVISER

The Adviser understands that the Sub-Adviser now acts, or may act in the future, as investment adviser to other managed accounts, including other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, with respect to the Fund, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

9. OTHER BUSINESS ACTIVITIES OF SUB-ADVISER

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees who may also be an officer, director or employee of the Trust, or persons otherwise affiliated with the Trust (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

10. REPRESENTATIONS

Sub-Adviser represents that it is registered as an investment adviser under the Investment Advisers Act of 1940 and that such registration is currently effective and will remain effective throughout the term of this Agreement.

The Sub-Adviser will perform its duties hereunder with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in like capacity and familiar with

Investment Sub-Advisory Agreement, Advantus International Bond Fund

such matters would use in the conduct of an enterprise of a like character and with like aims. The Sub-Adviser acknowledges that it will be acting as a fiduciary for Adviser in the performance of its duties hereunder. The Sub-Adviser shall at no time have custody or physical control of any assets of the Fund.

11. DISCLOSURE STATEMENT

Adviser acknowledges receipt of Sub-Adviser’s Disclosure Statement, as required by Rule 204-3 under the Investment Advisers Act of 1940.

12. ENTIRE AGREEMENT, GOVERNING LAW AND WAIVER OF JURY TRIAL

This Agreement constitutes the entire agreement of the parties with respect to management of the Fund and it supercedes and replaces any pre-existing agreement between the parties. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota. To the extent permitted by the Federal securities laws, the parties hereby waive their right to a jury trial.

13. ATTORNEYS’ FEES

In the event of any litigation between the parties with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded by the court, its reasonable attorneys’ fees and other costs of preparing for and participating in the litigation.

14. CAPTIONS

The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

15. SEVERABILITY

Each provision of this Agreement is intended to be severable from the others so that if any provision or term is found to be invalid or illegal for any reason whatsoever, such invalidity or illegality shall not affect the validity or legality of the remaining provisions and terms hereof.

16. CONTACT INFORMATION

Sub-Adviser agrees to provide to Adviser, and update as necessary, all specific contact information regarding individual’s names, phone numbers, facsimile numbers, e-mail addresses, and similar information for all back-up personnel, and for all personnel who have any individual responsibility for the operation of the Fund.

Investment Sub-Advisory Agreement, Advantus International Bond Fund

17. NOTICES

Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the appropriate party at the following address:

The Adviser at:

Advantus Capital Management, Inc.

400 Robert Street North

Mail Station 15-3175

St. Paul, Minnesota 55101-2098

Attn: Chief Legal Officer

and the Sub-Adviser at:

Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, CA 94403-1906

18. The effective date of this agreement shall be May 1, 2012.

Investment Sub-Advisory Agreement, Advantus International Bond Fund

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

ADVANTUS CAPITAL MANAGEMENT, INC. (ADVISER)		FRANKLIN ADVISERS, INC. (SUB-ADVISER)

By:		By:

	(printed or typed name and title)		(printed or typed name and title)

By:		By:

	(printed or typed name and title)		(printed or typed name and title)

Investment Sub-Advisory Agreement, Advantus International Bond Fund

EXHIBIT A

SCHEDULE OF FEES

In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Fund. The fee shall be accrued daily and shall be based on the net asset value of the Fund assets as determined as of the close of each business day. The fee shall be payable quarterly by Adviser to Sub-Adviser within 30 days after quarter end and shall be accompanied by a worksheet created by Adviser which sets forth the supporting documentation upon which Adviser relied to calculate such fee.

The amount of such annual fee, as applied to the average daily value of the net assets of the Fund shall be as described in the schedule below:

Assets	Annual Fee
All Assets of the Fund	37 basis points (0.37%)

Exhibit A